Exhibit 11

                           El Chico Restaurants, Inc.
                          Computation of Per Share Data
               (In thousands of dollars, except per share amounts)







                                                               Year Ended December 31,
                                                   -----------------------------------------------
                                                        1996             1995             1994
                                                     -----------      -----------      -----------

Computation of earnings per share:
   Net earnings (loss)                              $     (3,062)    $      3,958     $      3,728
                                                   =============    =============    =============

   Weighted average number of common shares
     outstanding during the year                       3,885,710        4,017,086        4,108,910

   Net effect of dilutive stock options based
     on the treasury stock method using the
     average market price                                  6,751           29,403          151,382
                                                   -------------    -------------    -------------
   Shares used for computation                         3,892,461        4,046,489        4,260,292
                                                   =============    =============    =============

        Earnings (loss) per share                   $      (0.79)    $       0.98     $       0.88
                                                   =============    =============    =============